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                                  CENTURA FUNDS

                                 Code of Ethics
                               (Rule 17j-l Policy)

                Governing Purchase and Sale of Securities by Each
                     Officer, Director, Trustee and Employee
                           Effective February 23, 2000
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I.       Definitions

         1.       Access Person -

                  A. as to the Company: (1) each director or officer of the Company and(2) any Advisory Person;

                  B. with respect to the Distributor, any director, officer, or general partner of the Distributor who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; provided that, each Access Person who is affiliated with the Distributor will be governed by the provisions of the Code of Ethics of the Distributor and will not be subject to the provisions of this Code; and

                  C. with respect to the Adviser (which is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients), any director, officer, general partner, or Advisory Person of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation shall be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to any Fund.

         2.       Act - Investment Company Act of 1940.

         3.       Adviser - Centura Bank

         4. Advisory Person - includes (a) any natural person in a control relationship (25% ownership) to the Company or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered

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                  Securities by a Fund, and (b) each employee of the Company or
                  Adviser (or of any company in a control relationship to the Company or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

         5. Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 15 of the Securities Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

         6.       Code - this Code of Ethics.

         7.       Company - Centura Funds, Inc.

         8. Compliance Officer - person designated by the Company's Board of Directors to fulfill the responsibilities assigned to the Compliance Officer hereunder.

         9. Covered Security - any security as defined in Section 2(a)(16) of the Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of open-end investment companies.

         10.      Distributor - Bisys Fund Services.

         11.      Fund - a series of the Company.

         12. Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         13. Investment Personnel or Investment Person (a) any employee of the Company or the Adviser (or of any company in a control relationship to the Company or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (b) any natural person who controls the Company or the Adviser and who obtains information concerning recommendations made to a

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                  Fund regarding the purchase or sale of securities by the Fund.
                  Investment Personnel are Advisory Persons.

         14. Limited Offering - an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

         15. Portfolio Manager - those employees of the Company or Adviser authorized to make investment decisions on behalf of the Fund.

         16. Security held or to be acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by the Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

         17. Sub-Adviser - Sovereign Advisers or any other sub-investment adviser to a Fund.

II.      Legal Requirement

         Rule 17j-l under the Investment Company Act of 1940 makes it unlawful for the Adviser, Distributor, any director, officer or employee or other affiliated person of the Company or of the Adviser or Distributor, in connection with the purchase and sale by such person of a "security held or to be acquired" by a Fund:

         1. To employ any device, scheme or artifice to defraud the Company or a Fund;

         2. To make to the Company or a Fund any untrue statement of a material fact or omit to state to the Company or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company or a Fund; or

         4. To engage in any manipulative practice with respect to the Company or a Fund.

         To assure compliance with these restrictions, the Company agrees to be governed by the provisions contained in this Code, and the Adviser, Sub-Adviser and Distributor agree to be governed by a Code of Ethics that complies with the provisions of Rule 17j-1 and has been approved by the Company's board of directors. Each person affiliated with the Adviser, Sub-Adviser or Distributor who would otherwise be subject to the provisions of this Code will instead be governed by the provisions of the Code of Ethics of the Adviser, Sub-Adviser or Distributor, as applicable, provided that the Adviser, Sub-Adviser and Distributor shall each provide to the Compliance Officer, in advance of each meeting of the Board of Directors of the Company, information regarding any violations of the Code of Ethics of the Adviser, Sub-Adviser or

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Distributor, as applicable, involving persons who would otherwise be Access
Persons hereunder whose violations were relevant to the Fund.

III.     General Principles

         The Company shall be governed by the following principles and shall apply them to its Access Persons.

         1. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

         2. The interests of the Funds and their shareholders are paramount and come before the interests of any Access Person or employee.

         3. Personal investing activities of all Access Persons and employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and their shareholders.

         4. Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Funds and their shareholders.

IV.      Substantive Restrictions

         1. The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

                  A. no Access Person shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund's transactions in that security have been completed, provided that the provisions of this paragraph IV.1 shall not apply to any director of the Company who is not an "interested person" of the Company (as defined in Section 2(a)(19) of the Investment Company Act of 1940) except with respect to securities transactions where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that such security was being purchased or sold by a Fund or that a purchase or sale of such security was being considered by or with respect to a Fund; and

                  B. a Portfolio Manager of a Fund may not buy or sell a security within seven days before or after that Fund trades in the security.

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                  C.       The foregoing restrictions shall not apply to the
                           following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

                           (a) reinvestments of dividends pursuant to a plan;

                           (b) transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposit; and commercial paper;

                           (c) transactions in which direct or indirect beneficial ownership is not acquired or disposed of;

                           (d) transactions in accounts as to which an Access Person has no investment control,

                           (e) transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following that are unaffiliated with the Adviser, Sub-Adviser or Distributor: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

                                    1        The terms of the account agreement
                                             ("Agreement") must be in writing
                                             and filed with the Compliance
                                             Officer prior to any transactions;
                                    2        Any amendment to the Agreement must
                                             be filed with the Compliance
                                             Officer prior to its effective
                                             date; and
                                    3        The Agreement must require the
                                             account manager to comply with the
                                             reporting provisions of Section V.6
                                             of this Code.

                           (f) transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k) plan, an IRA, or ESOP, in an amount not exceeding $1,000 in any calendar month.

         2. No Investment Person may, without first obtaining approval from the Compliance Officer, directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Investment Person because of his or her position with the Company or a Fund. Any such Investment Person who has been authorized to acquire securities

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                  in a Limited Offering must disclose his or her interest if he or she is involved in a Fund's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of a Fund shall be subject to review by Investment Persons with no personal interest in the issuer.

         3. An Investment Person must not accept gifts that would be deemed of "material value under Section 2830(l) of the Conduct Rules of The National Association of Securities Dealers from any entity doing business with or on behalf of the Company, a Fund, the Adviser, Sub-Adviser or the Distributor.

         4. An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

         5. Any profits derived from securities transactions in violation of paragraphs 1, 2 or 3 of this Section IV, shall be forfeited and paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph 4 of this Section IV shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Fund and its shareholders.

V.       Access Person Reports

         1. Initial Holdings Report. Within 10 days of commencement of employment by the Company, Adviser, Sub-Adviser or Distributor or otherwise assuming the status of "Access Person," and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported includes:

                  A. title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

                  B. name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

                  C.       the date the report is submitted by the Access
                           Person.

         2. Quarterly Transaction Report. Unless the following information would duplicate information provided pursuant to paragraph V.6, below, each Access Person shall

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                  report to the Compliance Officer within 10 days of the end of each calendar quarter:

                  A. with respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:

                           (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                           (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (c) the price of the Covered Security at which the transaction was effected;

                           (d) the name of the broker, dealer or bank with or through which the transaction was effected; and

                           (e) the date that the report is submitted by the Access Person.


                  B. with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           (a) the name of the broker, dealer or bank with whom the Access Person established the account;

                           (b)      the date the account was established; and

                           (c) the date that the report is submitted by the Access Person.


         3. Annual Holdings Report. Each Access Person shall report annually, within 10 days of the close of each calendar year, the following information, which must be current as of a date no more than 30 days before the report is submitted:

                  A. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  B. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

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                  C.       the date the report is submitted.

         4. Any report required to be submitted pursuant to this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

         5. Each Access Person shall obtain the prior approval of the Compliance Officer of all personal securities transactions in Covered Securities.

         6. Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of brokers' advice covering each transaction in Covered Securities in such account and (b) copies of periodic statements with respect to the account.

         7.       Exceptions from Reporting Requirements.

                  A.       A person need not submit reports pursuant to this
                           Section V with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

                  B. A director of the Company who is not an "interested person" of the Company (as defined in Section 2(a)(19) of the Investment Company Act of 1940), and who would be required to make a report solely by reason of being a director of the Company, need not make:

                           (a) an Initial Holdings Report or an Annual Holdings Report;

                           (b) a Quarterly Transaction Report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that, during the 15-day period immediately preceding or after the director's transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund or the Adviser or Sub-Adviser considered purchasing or selling the Covered Security.

         8. Promptly after the adoption of this Code, and promptly after a person becomes an Access Person, the Compliance Officer shall notify each Access Person that he or she is subject to the reporting requirements of this Code, and shall deliver a copy of this Code to each Access Person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements.

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         9.       The Compliance Officer shall develop and implement procedures for the review by appropriate management or compliance personnel of reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Compliance Officer shall report on such procedures to the Board of Directors of the Company at the next Board meeting following its design and thereafter in connection with the annual review of this Code referred to in Section VI.4 below.

VI.      Reports to the Board

         1. The Compliance Officer of the Company, the Adviser, Sub-Adviser and Distributor shall each report in writing to the Board of Directors at least annually regarding the following matters not previously reported:

                  A. Significant issues arising under their respective Codes of Ethics, including material violations of the Code of Ethics, violations that, in the aggregate, are material, and any sanctions imposed;

                  B. Significant conflicts of interest involving the personal investment policies of the Company, Adviser, Sub-Adviser or Distributor, as applicable, even if they do not involve a violation of the Code of Ethics; and

                  C. The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section V.9 hereof.

                  Each such report shall certify that the Company, Adviser, Sub-Adviser or Distributor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the relevant Code of Ethics.

         2. The Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Directors under Section VI.1 if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on a Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

         3. The Board of Directors shall consider reports made to it hereunder and may impose such sanctions or further sanctions, in addition to any forfeitures imposed pursuant to Section
                  IV.5 hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

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         4.       In addition to the annual report required by Section VI.1, the
                  Compliance Officer shall report to the Board of Directors promptly, but no later than the next board meeting, regarding serious violations of the Code of the Company, and any serious violations of the Codes of Ethics of the Adviser, Sub-Adviser or Distributor that are reported to the Compliance Officer.

         5. The Board of Directors shall review the Code and its operation at least once a year.

VII.     Recordkeeping

         1. The Company shall maintain the following records at its principal offices:

                  A. this Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

                  B. a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

                  C. a copy of each report under this Code by (or duplicate brokers' advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

                  D. a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V.1, 2 or 3, to be maintained in an easily accessible place;

                  E. a copy of each report under Section VI.1 by the Compliance Officer to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

                  F. a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.


VIII.    Approval Requirements

         The Codes of Ethics of the Company, the Adviser, any Sub-Adviser and the Distributor, and any material changes to the Code of Ethics of the Company, the Adviser, any Sub-Adviser or

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the Distributor, must be approved by the Company's board of directors. Each such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving a Code of Ethics of the Company, the Adviser, any Sub-Adviser or the Distributor, or any amendment thereto, the board of directors of the Company must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics. Before initially retaining any investment adviser, Sub-Adviser or principal underwriter, the Company's board of directors must approve the Code of Ethics of the relevant entity, and must approve any material change to that Code of Ethics within six months after the adoption of the change.


         Dated: February 23, 2000

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